EXHIBIT 99.1

New Data From Prophage G-200 Phase 2 Recurrent Glioma Trial to be Presented at the American Society of Clinical Oncology (ASCO) 2011 Annual Meeting

LEXINGTON, Mass., May 18, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) today announced that new data from a Phase 2 trial testing the Prophage G-200 vaccine (HSPPC-96; vitespen) in recurrent glioma will be presented in a poster presentation at the 2011 ASCO Annual Meeting, which will be held in Chicago on June 3rd -7th. Full abstracts can now be viewed on the ASCO website www.chicago2011.asco.org.

The abstract (#2565), Parsa, et al "Autologous heat shock protein vaccine (HSPPC-96) for patients with recurrent glioblastoma (GBM): Results of a Phase 2 multicenter clinical trial with immunological assessments," will be presented in a general poster session for Developmental Therapeutics on Monday, June 6th from 8:00 am-Noon in Hall A, Board 4D.

About the Prophage Series of Cancer Vaccines

The Prophage Series of vaccines are patient-specific therapeutic cancer vaccine candidates. Prophage vaccines contain the heat shock protein, gp96, and associated peptides that are purified from the patient's own tumor tissue. Prophage vaccines are designed to target only cancerous cells — not healthy normal cells. As a result, Prophage vaccines are designed to limit the toxicities associated with traditional broad-acting cancer treatments.

Two Phase 2 clinical trials testing the Prophage Series vaccine candidates, G-100 and G-200 in newly diagnosed and recurrent glioma, respectively, are currently ongoing. The trials are being sponsored by Dr. Andrew Parsa of the University of California, San Francisco (UCSF) and are supported with funding from the American Brain Tumor Association, the Accelerated Brain Cancer Cure, the National Brain Tumor Society, and the National Cancer Institute Special Programs of Research Excellence.

The second glioma trial in newly diagnosed patients involves administration of G-100 in combination with radiation and Temodar (Merck; temozolomide), the standard of care. Based on encouraging early results, this trial has been expanded to include up to 10 leading brain tumor research centers in the United States.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.

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Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities and the presentation of data. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Annual Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT: Jonae Barnes, 617-818-2985